EXHIBIT 99.1

PRESS RELEASE

Rayovac Corporation Announces Expiration of Exchange Offer for 8 1/2% Senior Subordinated Notes

December 19, 2003

MADISON, Wis. — Rayovac Corporation (NYSE:ROV) today announced that its offer to exchange up to $350,000,000 aggregate principal amount of its registered 8 1/2% Senior Subordinated Notes due 2013 for like principal amount of its unregistered 8 1/2% Senior Subordinated Notes due 2013, expired on December 18, 2003. At the time of the expiration, subject to confirmation of tenders sent via the Guaranteed Delivery Procedures, $349,790,000 aggregate principal amount of the old notes had been tendered in the exchange offer.

Holders with questions about the exchange offer may contact the exchange agent at:

U.S. Bank National Association 60 Livingston Avenue Saint Paul, Minnesota 55107 Telephone: (800) 934-6802

Rayovac Corporation has filed a registration statement on Form S-4/A and a prospectus relating to the exchange offer with the Securities and Exchange Commission (SEC) and has filed other documents with the SEC which contain important information, all of which the noteholders are urged to read. These and other documents relating to the exchange offer may be obtained for free at the SEC’s Web site, www.sec.gov, or from Rayovac Corporation by directing such request in writing to: Rayovac Corporation, 601 Rayovac Drive, Madison, Wisconsin, 53744, Attention: John Daggett. This communication is neither an offer to exchange nor a solicitation of an offer to exchange any securities.

Rayovac Corporation is a global consumer products company with a diverse portfolio of world-class brands, including Rayovac, VARTA and Remington. The Company holds many leading market positions including: the world’s leader in hearing aid batteries; the top selling rechargeable battery brand in North America and Europe; and the number one selling brand of men’s and women’s foil electric razors in North America. Rayovac markets its products in more than 100 countries and trades on the New York Stock Exchange under the ROV symbol.

Certain matters discussed in this news release, with the exception of historical matters, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks, uncertainties and other factors that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products offered by Rayovac or Remington, (3) changes in the general economic conditions where we do business, such as stock market prices, interest rates, currency exchange rates, inflation and raw material costs, (4) our ability to successfully implement manufacturing, distribution and other cost efficiencies and (5) various other factors, including those discussed herein and those set forth in Rayovac’s and Remington’s most recent Form 10-Q, Annual Report on Form 10-K and the Registration Statement on Form S-4/A for Rayovac’s most recent offering of its senior subordinated notes.